EXHIBIT 10.4

December 4, 2024

Jody Crook

Houston, Texas

Re:	Offer of Employment as Chief Commercial Officer

Dear Jody,

It is our pleasure to extend to you on behalf of PEDEVCO Corp. (the “Company”), an offer of full-time employment in the position of Chief Commercial Officer of the Company, commencing as of January 1, 2025 (or as soon as mutually agreed with the Company), at the Company’s Houston, Texas office, in accordance with the terms and conditions contained in this letter agreement (the “Agreement”), the adequacy and sufficiency of which are hereby acknowledged. If accepted, this position will replace and supersede in its entirety your current employment position with the Company.

1. DUTIES. The Company requires that you be available to perform the duties of Chief Commercial Officer customarily related to these functions as may be determined and assigned by the Company’s Chief Executive Officer, or his designees or assigns. Subject to the terms of this Agreement, the Company shall have the right, to the extent the Company from time to time reasonably deems necessary or appropriate, to change your position, or to expand or reduce your duties and responsibilities. In this position you will report to the Company’s Chief Executive Officer, or his designees or assigns, and you agree to devote as much time as is necessary to discharge and perform completely the duties described in this Section 1, and perform such other duties as the Company’s Chief Executive Officer, or his designees or assigns, may from time to time assign to you.

2. TERM. The term of this Agreement shall commence on January 1, 2025, or as soon as mutually agreed with the Company, and shall continue until your employment is terminated by the Company or by you. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the Company have the right to terminate your employment at any time with or without cause.

3. WORK LOCATION. Your work will be performed at the Company’s Houston offices, which location may be subject to future changes, and will require occasional travel to the field as required from time to time. The office is currently located at 575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Jody Crook

4. COMPENSATION. For all services to be rendered by you to the Company in any capacity hereunder, the Company agrees to pay you the following compensation:

a. During the term of your employment with the Company you will initially be paid a base salary of $23,333.34 per month ($280,000.00 per annum) for this exempt position (your “Base Salary”), paid bi-monthly in arrears in accordance with the customary payroll practices of the Company.

b. You will be reviewed by management, not less than annually, and in connection with such review, will be eligible for a discretionary cash performance bonus each year of up to 40% of your then-current annual Base Salary (pro-rated for partial years of employment), awarded in the sole discretion of the Company. Notwithstanding the foregoing, the Company shall grant and pay to you a guaranteed cash bonus of $100,000.00 in January 2025 in connection with the Company’s year 2024 annual performance review process (the “2024 Review”), subject to your continued employment with the Company at the time of such grant.

c. Subject to the Company’s Board’s approval, in January 2025 in connection with the 2024 Review, you will be granted a number of shares of the Company’s Common Stock under the Company’s employee equity incentive plan (the “Plan”) equal to (x) $250,000 divided by (y) the fair market value of the Company’s Common Stock as measured on the grant date as calculated under the Plan, which shares shall vest in accordance with the following schedule, subject to your continued service with the Company and the terms of a Board-approved restricted stock purchase agreement to be entered into between you and the Company: (i) 1/3 of the shares on the one (1) year anniversary of the grant date; (ii) 1/3 on the two (2) year anniversary of the grant date; and (iii) 1/3 on the three (3) year anniversary of the grant date. You shall also be considered for additional grants of restricted stock and/or options in the Board’s sole discretion. You acknowledge that the Company is not obligated to award you any cash or equity bonus in any year exempt as expressly set forth in this Offer Letter.

d. You will also be entitled to participate in the Company’s 401(k) savings program which has been adopted by the Company.

You agree that if any payment of compensation paid to you by the Company or any affiliate, whether under this Agreement or otherwise, results in income or wages to you for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or any affiliate has a withholding obligation, the Company and its affiliates are authorized to withhold from such payment and any other cash, stock, property or other remuneration then or thereafter payable to you in any capacity any tax required to be withheld by reason of such income or wages.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Jody Crook

5. EMPLOYEE BENEFITS

a. You shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated employees in accordance with the terms and conditions of such plans, programs, and policies as in effect from time to time.

b. In accordance with and subject to the terms of the Company’s expense reimbursement policy, the Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you in the performance of your services hereunder upon the presentation of expense statements or vouchers or such other appropriate supporting information as the Company may reasonably require of you.

c. You will be entitled to up to four (4) weeks of paid vacation per annum (pro-rated for partial years of service) in addition to the normal statutory holidays, provided, however, that vacation is to be taken at such times and intervals as may be agreed by the Company having regard to your workload and needs of the Company.

6. CONFIDENTIALITY. You acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, at the inception of your employment, and continuing on an ongoing basis, the Company agrees to provide you with, and you will necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). Additional terms governing confidentiality and Confidential Information are included in the "Employee Non-Disclosure and Assignment Agreement" attached hereto. In exchange for the Company’s promise to provide you with Confidential Information, you covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except as properly required in the ordinary course of the Company's business or as directed and authorized by the Company. The obligations set forth in this paragraph shall survive any termination of this Agreement and your employment relationship with the Company.

7. CONFLICTS OF INTEREST; COMPLIANCE WITH LAW. You covenant and agree that you will not receive and have not received any payments, gifts or promises and you will not engage in any employment or business enterprises that in any way conflict with your service and the interests of the Company or its affiliates. In addition, you agree to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries. Further, you shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if you know, or have reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries. By signing this Agreement, you acknowledge that you have not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Jody Crook

8. AT-WILL EMPLOYMENT. You understand that your employment with the Company may be terminated by you or the Company at any time and for any reason. No provision of this Agreement or any other agreement with the Company shall be construed to create a promise of employment for any specific period of time. This Agreement supersedes in its entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

9. TERMINATION. With or without cause, you and the Company may each terminate this Agreement at any time upon thirty (30) days written notice, and the Company will be obligated to pay you the earned and accrued compensation and expenses due up to the date of the termination.

10. AUTHORIZATION TO WORK. This offer is conditioned upon the following: (1) you presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) passing the required pre-employment drug test, if and as applicable.

11. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

12. NOTICE. Any and all notices referred to herein will be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s office address in Houston, Texas.

13. GOVERNING LAW. This Agreement will be governed and interpreted in accordance with, and the rights of the parties hereto will be determined by, the laws of the State of Texas without regard to its choice of law or conflicts of laws principles or any other law that would require the application of the substantive law of another state.

14. ASSIGNMENT. The rights and benefits of the Company under this Agreement will be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. Your duties and obligations under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com

Jody Crook

15. ARBITRATION. You and the Company agree that any unresolved dispute or controversy between you and the Company arising under or in connection with this Agreement, or your employment or termination of employment with the Company, ("Arbitrable Claims") shall be resolved and settled exclusively by final and binding arbitration. You, the Company and its agents hereby waive any rights each may have to a jury trial in regard to the Arbitrable Claims. You and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such Arbitrable Claims. You also agree that any Arbitrable Claims shall by resolved on an individual basis, and you agree to waive your right to consolidate any Arbitrable Claims with the claims of any other person in a class or collective action. Arbitration shall be conducted by a single arbitrator before the American Arbitration Association ("AAA") in Houston, Texas (or other mutually agreed upon city) under the AAA Employment Arbitration Rules, or equivalent rules in effect at the time the arbitration demand is filed. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law or the applicable AAA rules for the particular claims asserted. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof. A decision by the arbitrator shall be in writing and will be final and binding. Judgement may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a temporary restraining order, injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration in the event that you violate Section 6 of this Agreement. This provision shall be governed under the Federal Arbitration Act.

16. MISCELLANEOUS. If any provision of this Agreement will be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

17. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

19. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Remainder of Page Left Blank Intentionally

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079 T: (713) 574-7905 F: (713) 236-8441

www.PEDEVCO.com

If you are in agreement with the terms set forth herein, please sign below.

Yours truly,

PEDEVCO CORP.

/s/ Clark R. Moore
Clark R. Moore
EVP and General Counsel
575 N. Dairy Ashford, Energy Center II
Suite 210
Houston, Texas 77079

Agreed and Accepted December 8, 2024

/s/ Jody D. Crook
Jody Crook
Houston, Texas

575 N. Dairy Ashford, Energy Center II, Suite 210, Houston, TX 77079    T: (713) 574-7905    F: (713) 236-8441

 www.PEDEVCO.com